Boxlight Reports Second Quarter 2026 Financial Results
Duluth, GA – Business Wire – August 12, 2026 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the second quarter ended June 30, 2026.
Financial and Operational Highlights:
•Revenue was $25.9 million for the quarter, a decrease of 16.0% from the prior year quarter
•Gross profit margin in the second quarter of 2026 improved to 49.8% from 35.0% in the prior year quarter
•Net income was $0.5 million, compared to a net loss of $(4.7) million in the prior year quarter
•Earnings per basic and diluted common share was $0.34, compared to a $(55.00) loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA1, a non-GAAP financial measure, increased by $3.0 million on a constant currency basis to $4.1 million from the prior year quarter
•Ended the quarter with $4.3 million in cash
•Released upgrades to Symphony Campuswide Communication Platform enabling schools to connect classrooms, enhance safety, and streamline campus-wide communication through a single, unified system
•Launched the Boxlight Symphonic Series, a new family of intelligent IP communication endpoints designed to extend the Boxlight Symphony platform
•Won four Tech & Learning Best of Show Awards at ISTE for Boxlight Symphony and Symphonic Series for both Primary and Secondary Education
•Completed an equity raise in August 2026, repaying $2.25 million in WhiteHawk debt principal and regaining compliance with Nasdaq’s minimum stockholders’ equity requirement

Management Commentary
“Boxlight has made progress in improving operational efficiency and aligning our cost structure with fiscal year 2026 revenue expectations,” said Ryan Zeek, Chief Financial Officer. “At the same time, we have strengthened our product portfolio by moving away from proprietary network packages toward more scalable, SIP based solutions. Global trade policies continue to impact component costs and build timelines. We also took proactive steps to absorb IEEPA tariff related costs in 2025 rather than passing them through to customers; as a result Boxlight received $2.9 million in approved tariff refunds and associated interest that will benefit our 2026 results, specifically within the second quarter.”

“Technology refresh cycles and the ongoing shift toward digital learning continue to support long term demand,” Mr. Zeek added. “While near term pressures remain, we expect a recovery in spending as deferred demand returns. With a proven portfolio, operational discipline, and consistent industry recognition, Boxlight is well positioned to capitalize on this opportunity.”

According to Futuresource Consulting, global unit demand for 2026 is expected to remain consistent with 2025 levels, aligning with Boxlight’s H1 2026 performance and reinforcing expectations for stabilization in the broader market.

Financial Results for the Three Months Ended June 30, 2026 vs. the Three Months Ended June 30, 2025
Total revenues for the second quarter of 2026 were $25.9 million as compared to $30.9 million for the second quarter last year, resulting in a 16.0% decrease. The decrease in revenues was driven by lower sales of audio units as we transition buyers to our recently launched and award winning Symphonic line of products. With respect to the audio product line specifically, we anticipate this slowdown to be transitory. Our pipeline remains reflective of the aforementioned awards.
1 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

Cost of revenues for the second quarter of 2026 was $13.0 million as compared to $20.1 million for the second quarter last year, resulting in a 35.2% decrease. The decrease in cost of revenues was attributable to the decrease in units sold and $2.8 million in tariff refunds that offset cost of revenues.
Gross profit was $12.9 million for the second quarter of 2026 compared to $10.8 million for the second quarter of last year, an increase of 19.7%. Gross profit margin was 49.8% for the second quarter of 2026 and 35.0% for the second quarter of 2025. The increase in gross profit margin was primarily driven by the $2.8 million in tariff refunds, which reduced current year quarter cost of revenues.
General and administrative expenses for the second quarter of 2026 were $8.4 million, representing 32.2% of revenue as compared to $11.0 million representing 35.6% of revenue for the second quarter of last year. The decrease in general and administrative expenses in the second quarter of 2026 was due to a decrease of $1.5 million in other expenses, a decrease of $0.4 million in professional fees, a decrease of $0.2 million in employee related expenses, a decrease of $0.2 million in sales and marketing expenses, a decrease of $0.2 million in contract and consulting expenses, and a $0.1 million decrease in occupancy expenses.
Depreciation and amortization expenses for the second quarter of 2026 were $2.6 million, representing 9.9% of revenue as compared to $2.6 million representing 8.4% of revenue for the second quarter of last year.
Research and development expenses for the second quarter of 2026 and the second quarter of 2025 were $0.9 million and $1.1 million, respectively, and represented 3.6% and 3.7% of revenue, respectively. Research and development expense primarily consists of costs associated with the development of proprietary technology. The decrease was attributable to the streamlining of research and development expenses.
Other expense, net for the second quarter of 2026 was $0.8 million as compared to $0.5 million for the second quarter of last year, representing an increase of $0.3 million. The increase in other expense was primarily driven by a $2.0 million change in unrealized foreign exchange adjustment and a $0.1 million increase in losses from change in fair value of derivative liabilities, offset by a $1.5 million decrease in interest expense on our term loan and a $0.3 million decrease in losses from change in fair value of common warrants.
Net income increased $5.2 million to $0.5 million and was a result of the changes noted above. Net income attributable to common shareholders was $0.2 million in the second quarter of 2026 compared to a net loss of $(5.0) million in the second quarter of last year, after deducting fixed dividends (recorded but not paid) for Series B preferred shareholders of approximately $0.3 million in both years.
Total comprehensive income was $0.3 million for the second quarter of 2026 compared to the total comprehensive loss of $(4.6) million for the second quarter of 2025, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of a $(0.2) million loss and a $0.2 million gain for the second quarter of 2026 and 2025, respectively.
Basic and diluted Earnings per Share for the second quarter of 2026 was $0.34 compared to a loss of $(55.00) per basic and diluted share for the second quarter of last year.
EBITDA2, a non-GAAP measure, for the second quarter of 2026 was $3.9 million, as compared to $0.7 million EBITDA for the second quarter of last year.
Adjusted EBITDA for the second quarter of 2026 was $4.1 million, as compared to $1.3 million in the second quarter of 2025. Adjustments to EBITDA included changes in fair value of common warrants, stock-based compensation expense, gains/losses from the remeasurement of derivative liabilities, severance charges, and the effects of purchase accounting adjustments in connection with prior period acquisitions.
Financial Results for the Six Months Ended June 30, 2026 (2Q26 YTD) vs. the Six Months Ended June 30, 2025 (2Q25 YTD)
Total revenues for 2Q26 YTD were $48.4 million as compared to $53.3 million for 2Q25 YTD, resulting in a 9.2% decrease. The decrease in revenues was driven by lower sales volume in the audio segment.
2 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

Cost of revenues for 2Q26 YTD was $28.5 million as compared to $34.4 million for 2Q25 YTD, resulting in a 17.2% decrease. The decrease in cost of revenues was attributable to the decrease in units sold and a $2.8 million tariff refund that offset cost of revenues.
Gross profit for 2Q26 YTD was $19.9 million as compared to $18.8 million for 2Q25 YTD. Gross profit margin improved to 41.1% for 2Q26 YTD compared to 35.4% for 2Q25 YTD, primarily driven by the $2.8 million in tariff refunds, which reduced current year cost of revenues.
General and administrative expense for 2Q26 YTD was $16.7 million and 34.6% of revenue, as compared to $18.6 million and 34.8% of revenue for 2Q25 YTD. The decrease in general and administrative expenses for the period ended June 30, 2026 was due to a decrease of $1.1 million in other expenses, a decrease of $0.4 million in contract and consulting expenses, a decrease of $0.2 million in employee related expenses, a decrease of $0.1 million in sales and marketing expenses, and a $0.1 million decrease in occupancy expenses.
Depreciation and amortization expenses for 2Q26 YTD were $5.1 million, representing 10.6% of revenue as compared to $5.1 million representing 9.5% of revenue for 2Q25 YTD.
Research and development expense was $1.9 million or 3.9% of revenue for 2Q26 YTD as compared to $2.0 million or 3.8% of revenue for 2Q25 YTD. Research and development expense primarily consists of costs associated with the development of proprietary technology. The decrease was attributable to the streamlining of research and development expenses.
Other expense for 2Q26 YTD was $2.8 million as compared to $1.0 million for 2Q25 YTD, representing an increase of $1.8 million. The increase in other expense was primarily driven by a $3.3 million change in unrealized foreign exchange adjustment, a $1.7 million decrease in gains from change in fair value of common warrants, and a $0.1 million increase in losses from change in fair value of derivative liabilities, offset by a $2.7 million decrease in interest expense on our term loan and a $0.6 million decrease in the loss on warrant issuance.
Net loss attributable to common shareholders was $(6.7) million and $(8.6) million for 2Q26 YTD and 2Q25 YTD, respectively, after deducting fixed dividends (recorded but not paid) for Series B preferred shareholders of $0.6 million in each year.
Basic and diluted loss per share for 2Q26 YTD was $(11.39) per basic and diluted share, compared to $(106.15) per basic and diluted share for 2Q25 YTD.
EBITDA3 for 2Q26 YTD was $0.8 million, as compared to $2.3 million EBITDA for 2Q25 YTD. Adjusted EBITDA for 2Q26 YTD was $1.2 million, as compared to $1.8 million for 2Q25 YTD.

Balance Sheet; Credit Agreement
At June 30, 2026, Boxlight had $4.3 million in cash and cash equivalents, negative $4.0 million in working capital and $34.1 million in debt, net of debt issuance costs. The change in net working capital was attributable to the reclassification of our term loan from long-term to short-term debt, resulting from its maturity occurring within twelve months of June 30, 2026.
The Company was not in compliance with its financial covenants related to the borrowing base or the Minimum Consolidated Adjusted EBITDA under the Whitehawk Credit Agreement at June 30, 2026. Pursuant to the August 2026 Forbearance Agreement, the Lenders granted a limited waiver of the borrowing base and Minimum Consolidated Adjusted EBITDA defaults for the periods ended June 30, 2026 and July 31, 2026.
In August 2026, the Company completed an equity raise of $4.8 million, net of fees, and used a portion of the proceeds to repay approximately $2.25 million of principal and $0.14 million of prepayment penalty under its WhiteHawk Credit Agreement. As a result, the Company regained compliance with Nasdaq’s $2.5 million Shareholders’ Equity Listing Requirement as of the date of this Earnings Release.
3 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements, including the information regarding finalization of a waiver with the Company’s lender. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to: our ability to continue operating as a going concern; our ability to comply with certain covenants, minimum liquidity and borrowing base requirements under our existing credit agreement, or to obtain waivers of compliance; our ability to maintain a listing of our Class A common stock; changes in the sales of our display products; seasonality; changes in our working capital requirements and cash flow fluctuations; competition; our ability to enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner; our reliance on resellers and distributors; the success of our strategy to increase sales in the business and government market; changes in market saturation for our products; challenges growing our sales in foreign markets; our dependency on third-party suppliers; our ability to enter into and maintain strategic alliances with third parties; our ability to keep pace with technology; and changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed on April 15, 2026, and any updates to those risk factors in Boxlight’s subsequently filed Quarterly Reports on Form 10-Q. Given these factors, risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net loss before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, change in fair value of common warrants, purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Non-GAAP financial measures should not be considered as an alternative to net income (loss), operating income (loss), or any other performance measures derived in accordance with GAAP.

We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$25,918	$30,852	(16)%
Impact of foreign currency translation	(58)	-
Constant-currency	$25,860	$30,852	(16)%

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$48,360	$53,275	(9)%
Impact of foreign currency translation	(983)	-
Constant-currency	$47,377	$53,275	(11)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of June 30, 2026 and December 31, 2025
(in thousands, except share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,302	$9,370
Accounts receivable – trade, net of allowances for credit losses of $1,051 and $1,055	15,574	15,358
Inventories, net of reserves	33,014	38,126
Prepaid expenses and other current assets	9,777	6,624
Total current assets	62,667	69,478

Property and equipment, net of accumulated depreciation	1,612	1,770
Operating lease right of use asset	6,305	7,009
Intangible assets, net of accumulated amortization	12,078	17,080
Deferred tax assets, net	793	1,472
Other assets	895	734
Total assets	$84,350	$97,543

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,284	$22,786
Accounts payable and accrued expenses - related party	2,567	3,699
Short-term debt	34,129	1,274
Operating lease liabilities, current	1,492	1,741
Deferred revenues, current	8,834	9,273
Derivative liabilities	—	5
Derivative liabilities - related party	634	476
Other short-term liabilities	4,767	3,598
Total current liabilities	66,707	42,852

Deferred revenues, non-current	13,876	14,849
Long-term debt	—	32,877
Operating lease liabilities, non-current	5,150	5,650
Other long-term liabilities	40	60
Total liabilities	85,773	96,288

Stockholders’ (deficit) equity:
Preferred Series A stock, $0.0001 par value, 250,000 shares authorized; 167,972 shares issued and outstanding, at June 30, 2026 and December 31, 2025	—	—
Preferred Series B stock, $0.0001 par value, 1,586,620 shares authorized; 1,586,620 shares issued and outstanding, at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value, 694,445 shares authorized; 667,348 and 228,335 Class A shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	158,762	155,123
Accumulated deficit	(162,436)	(156,420)
Accumulated other comprehensive income	2,251	2,552
Total stockholders’ (deficit) equity	(1,423)	1,255

Total liabilities and stockholders’ (deficit) equity	$84,350	$97,543

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
For the three and six months ended June 30, 2026 and 2025
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues, net	$25,918	$30,852	$48,360	$53,275
Cost of revenues	13,004	20,062	28,507	34,442
Gross profit	12,914	10,790	19,853	18,833

Operating expense:
General and administrative	8,358	10,983	16,709	18,559
Depreciation and amortization	2,577	2,591	5,133	5,054
Research and development	942	1,128	1,878	2,040
Total operating expense	11,877	14,702	23,720	25,653

Income (loss) from operations	1,037	(3,912)	(3,867)	(6,820)

Other (expense) income:
Interest expense, net	(1,060)	(2,571)	(2,334)	(5,058)
Other income (expense), net	391	2,331	(309)	2,984
Loss on warrant issuance	—	—	—	(578)
Change in fair value of derivative liabilities	(122)	(42)	(154)	(51)
Change in fair value of common warrants	—	(251)	—	1,685
Total other expense	(791)	(533)	(2,797)	(1,018)
Income (loss) before income taxes	$246	$(4,445)	$(6,664)	$(7,838)
Income tax benefit (expense)	263	(274)	648	(124)
Net income (loss)	$509	$(4,719)	$(6,016)	$(7,962)
Fixed dividends - Series B Preferred	(318)	(317)	(635)	(634)
Net income (loss) attributable to common stockholders	$191	$(5,036)	$(6,651)	$(8,596)

Comprehensive income (loss):
Net income (loss)	$509	$(4,719)	$(6,016)	$(7,962)
Other comprehensive income (loss):
Foreign currency translation adjustment	(163)	152	(301)	722
Total comprehensive income (loss)	$346	$(4,567)	$(6,317)	$(7,240)

Net income (loss) per share of Class A common stock – basic and diluted	$0.34	$(55.00)	$(11.39)	$(106.15)

Weighted average number of common shares outstanding – basic and diluted	566,951	91,564	583,810	80,979

Reconciliation of net income (loss) for the three and six months ended June 30, 2026 and 2025 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Net Income (Loss)	$509	$(4,719)	$(6,016)	$(7,962)
Depreciation and amortization	2,577	2,591	5,133	5,054
Interest expense	1,060	2,571	2,334	5,058
Income tax (benefit)	(262)	274	(648)	124
EBITDA	$3,884	$717	$803	$2,274
Stock compensation expense	49	179	212	348
Change in fair value of derivative liabilities	122	42	154	51
Change in fair value of common warrants	—	251	—	(1,685)
Loss on warrant issuance	—	—	—	578
Purchase accounting impact of fair valuing deferred revenue	—	84	—	203
Severance charges	9	—	60	57
Adjusted EBITDA	$4,064	$1,273	$1,229	$1,826
Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations Contact
Ryan Zeek
+1 770-891-1331
investor.relations@boxlight.com